EXECUTION COPY


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                          STOCK PURCHASE AGREEMENT



                                   among


                         HUCK INTERNATIONAL, INC.,

                                               as Purchaser,


                              HARVEY JACOBSON,
                          as Trustee of the Harvey
                       Jacobson Revocable Trust No.2
                            u/a/d March 1, 1998,

                                              as Seller,


                              HARVEY JACOBSON,

                                    and

                         CORDANT TECHNOLOGIES INC.


                        ----------------------------


                          Dated as of May 13, 1998


                        ----------------------------




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
                             TABLE OF CONTENTS


I.   DEFINED TERMS Page

           1.01.    Defined Terms.........................................1
           1.02.    Other Definitions.....................................5
           1.03.    Accounting Terms......................................6
           1.04.    Other Rules of Construction...........................6

II.        PURCHASE AND SALE

           2.01.    Purchase and Sale.....................................6
           2.02.    Closing Date Payment Amount...........................6
           2.03.    The Closing...........................................6
           2.04.    Purchase Price Adjustments............................7
           2.05.    Further Assurances....................................8
           2.06.    Cordant Actions.......................................8

III.       REPRESENTATIONS AND WARRANTIES OF SELLER
           AND JACOBSON

           3.01.    Authority.............................................8
           3.02.    Ownership of the Shares...............................9
           3.03.    Organization and Qualification of the Company.........9
           3.04.    Capital Stock of the Company..........................10
           3.05.    Other Equity Interests................................10
           3.06.    Historical Financial Statements;
                    No Undisclosed Liabilities........................... 10
           3.07.    Absence of Material Adverse Changes.................. 10
           3.08.    Real Property and Improvements....................... 11
           3.09.    Personal Property.................................... 12
           3.10.    Intellectual Property Rights......................... 12
           3.11.    Litigation........................................... 12
           3.12.    Contracts............................................ 12
           3.13.    Benefit Plans.........................................13
           3.14.    Taxes.................................................15
           3.15.    Environmental Matters.................................15
           3.16.    Transactions with Affiliates..........................16
           3.17.    Insurance.............................................16
           3.18.    Accuracy..............................................16

IV.        REPRESENTATIONS AND WARRANTIES OF PURCHASER
           AND CORDANT

           4.01.    Organization..........................................16
           4.02.    Authority.............................................16
           4.03.    Available Funds.......................................17
           4.04.    No Legal Proceedings..................................17
           4.05.    Securities Act of 1933................................17

V.         FURTHER COVENANTS AND AGREEMENTS

           5.01.    Conduct of Business...................................18
           5.02.    Access; Information; Confidentiality..................19
           5.03.    Consents and Conditions to Closing....................19
           5.04.    Notification of Certain Matters.......................19
           5.05.    Insurance.............................................20
           5.06.    Jacobson Name.........................................20
           5.07.    Prohibition of Solicitation...........................20
           5.08.    Pay-Off of Debt.......................................20
           5.09.    Related Party Obligations.............................20
           5.10.    Resignation of Officers and Directors.................21

VI.        CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

           6.01.    Opinion of Counsel....................................21
           6.02.    Performance by Seller.................................21
           6.03.    Representations and Warranties........................21
           6.04.    No Injunctions........................................21
           6.05.    Seller's Certificate..................................21
           6.06.    Secretary's Certificate...............................22
           6.07.    Consents..............................................22
           6.08.    Ancillary Agreements..................................22
           6.09.    Transfer of All Capital Stock.........................22

VII.       CONDITIONS PRECEDENT TO OBLIGATIONS OF JACOBSON
           AND SELLER

           7.01.    Opinion of Counsel....................................22
           7.02.    Performance by Purchaser..............................22
           7.03.    Representations and Warranties........................22
           7.04.    No Injunctions........................................23
           7.05.    Officer's Certificate.................................23
           7.06.    Purchaser's Secretary's Certificate...................23
           7.07.    Cordant's Secretary's Certificate.....................23

           7.08.    Consents..............................................23
           7.09.    Non-Competition Agreement.............................23

VIII.      SURVIVAL AND INDEMNIFICATION

           8.01.    Survival of Representations, Etc.; Exclusive Remedies.23
           8.02.    Indemnification by Seller and Jacobson................24
           8.03.    Indemnification by Purchaser and Cordant..............25
           8.04.    Notice; Cooperation; Defense; Etc.....................26
           8.05.    Time Limitations; Recoverable Damages.................26

IX.        TAXES

           9.01.    Taxes.................................................27
           9.02.    Transfer Taxes........................................31
           9.03.    Treatment of Indemnity and Other Payments.............31
           9.04.    Survival and Indemnification..........................31

X.         MISCELLANEOUS

           10.01.    Brokers..............................................32
           10.02.    Expenses.............................................32
           10.03.    Preservation of Records..............................32
           10.04.    Amendments and Waivers...............................33
           10.05     Transferability......................................33
           10.06.    Termination..........................................33
           10.07.    Notices..............................................33
           10.08.    Governing Law; Choice of Forum.......................34
           10.09.    Partial Invalidity...................................35
           10.10.    Section Headings.....................................35
           10.11.    Disclosure...........................................35
           10.12     Counterparts.........................................35
           10.13     Entire Agreement.....................................35
           10.14     Publicity............................................35
           10.15     Parties in Interest..................................35
           10.16.    Knowledge............................................36
           10.17     Specific Performance.................................36
           10.18     Cordant Guarantee....................................36
           10.19     Jacobson Guarantee...................................36

Exhibits
--------

6.01.        Opinion of Counsel for Seller
6.08.        Form of Jacobson Non-Competition Agreement
7.01.        Opinion of Counsel for Purchaser
9.01(h).     Jacobson Purchase Price Allocation
9.01(j).     Form of Tax Payment Agreement


Schedules
---------

  3.01.    Authority
  3.05.    Other Equity Interests
  3.06.    Historical Financial Statements
  3.07.    Absence of Material Adverse Changes
  3.08.    Real Property and Improvements
  3.09.    Personal Property
  3.10.    Intellectual Property Rights
  3.11.    Litigation
  3.12.    Contracts
  3.13.    Benefit Plans
  3.14.    Taxes
  3.15.    Environmental Matters
  3.16.    Transaction with Affiliates
  3.17.    Insurance
  4.02.    Authority (Purchaser)
  5.01.    Conduct of Business
  5.04.    Notification of Certain Matters

                         STOCK PURCHASE AGREEMENT dated as of May 13, 1998,
                    among HUCK INTERNATIONAL, INC., a Delaware corporation (the "Purchaser"), HARVEY JACOBSON, as Trustee of the Harvey Jacobson Revocable Trust No. 2 u/a/d March 1, 1998 (the "Seller"), HARVEY JACOBSON, an individual ("Jacobson"), and CORDANT TECHNOLOGIES INC., a Delaware corporation ("Cordant").


     WHEREAS Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all the issued and outstanding shares of capital stock of Jacobson Mfg. Co. Inc., a New Jersey corporation (the "Company"), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:


                                 ARTICLE I

                               Defined Terms
                               -------------

     1.01. Defined Terms. The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

          "Affiliate" shall mean, as to the party specified, any Person which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

          "Applicable Accounting Principles" shall mean United States Generally Accepted Accounting Principles, consistently applied.

          "Approved Remediation Program" shall mean any program for the remediation or containment of any spill or release of Hazardous Materials at any Real Property or Former Facility that is (i) proposed or adopted by Seller or its Affiliates (or, at Seller's option, by the Company or its Affiliates) and (ii) approved by any Environmental Authority having jurisdiction over the Real Property or Former Facility in question.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts" shall mean the leases, rental agreements, insurance policies, sales orders, collective bargaining agreements, union contracts, licenses, agreements, permits, purchase orders, commitments and any and all other contracts or binding arrangements (including, capital commitments), whether written or oral, express or implied, of the Company.

          "Dollars" and "$" shall mean, unless otherwise specified, United States Dollars.

          "Encumbrances" shall mean, to the extent applicable, all claims, liens (including liens for Taxes), mortgages, security interests, leases, options, rights of first refusal or first offer, easements or other similar encumbrances.

          "Environmental Affiliates" of the Company shall mean, collectively, (a) any former subsidiaries of the Company, (b) all partnerships, joint ventures and other entities or organizations in which the Company was at any time a partner, joint venturer, member or participant, (c) all predecessors or former corporations, partnerships, joint ventures, organizations, businesses or other entities whether in existence as of the date hereof or at any time prior to the date hereof, the assets and obligations of which have been acquired or assumed by the Company and to which the Company has succeeded.

          "Environmental Authority" shall mean any Federal, state or local governmental authority charged with the enforcement of Environmental Laws.

          "Environmental Laws" shall mean all applicable Federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, and any applicable judicial or administrative interpretation thereof, including any common law, applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for the protection, preservation or restoration of the environment (including ambient air, surface water, groundwater, drinking water, wetlands, land surface or subsurface strata, animal life and vegetation) and human health and safety. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss 2601 et seq.); the Clean Air Act (42 U.S.C. ss 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss 1251 et seq.); the Safe Drinking Water Act (42 U.S.C. ss 300(f) et seq.) and all analogous state, local and foreign counterpart or equivalent statutes and any transfer of ownership notification or approval statutes relating to environmental matters, each as amended and in effect on the date hereof, and any and all regulations promulgated thereunder.

          "Environmental Losses" shall mean amounts (net of insurance, contributions from other potentially responsible parties and any applicable reserves or escrows) paid to third parties (including consultants and counsel and including fines and penalties payable to governmental authorities, if applicable) after the Closing Date that are incurred: (i) in the defense of, or in settlement or pursuant to a judgment in respect of, any regulatory action brought by any Environmental Authority, or any lawsuit brought by a third party, relating to the off-site disposal or release of Hazardous Materials by the Company prior to the Closing Date giving rise to liability under applicable Environmental Laws (but only if and to the extent the Company would have had this liability, if then properly asserted, on or prior to the Closing Date) or (ii) in remediation of any Real Property or Former Facility following the independent initiation of an investigation by an Environmental Authority of such Real Property or Former Facility, but only insofar as such amounts are spent to meet the minimum requirements under applicable Environmental Laws or any Approved Remediation Program in respect of the clean-up or remediation of any Hazardous Materials spilled or released at such site prior to the Closing Date (and only if and to the extent the Company would have had this liability, if then properly asserted, on or prior to the Closing Date); PROVIDED, HOWEVER, that "Environmental Losses" shall not include expenses attributable directly or indirectly to (a) any environmental conditions that are aggravated after the Closing Date (by the Company or Purchaser), to the extent so aggravated, (b) any change or proposed change in the Company's business or in or to any Real Property or Former Facility (or the use thereof) after the Closing Date or (c) the operations (including safety requirements) of the Company after the Closing Date (or any permits relating thereto).

          "Environmental Permits" shall mean all material permits, licenses and authorizations of all governmental authorities needed by the Company for the conduct of its operations as currently conducted under all applicable Environmental Laws.

          "Former Facilities" shall mean all real property and related facilities owned, leased or operated by the Company or its Environmental Affiliates at any time prior to the date hereof, and all buildings, structures, improvements and fixtures located thereon, whether owned, leased or otherwise held or used by the Company or any Environmental Affiliate, but excluding any Real Property or Improvement.

          "Hazardous Material" shall mean any substance (liquid, gas or solid), material or waste which is regulated by or forms the basis of liability under any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Law, (b) polychlorinated biphenyls (PCB's) or (c) any radioactive substance.

          "Historical Financial Statements" shall mean the Company's audited financial statements (balance sheets, statements of income and statements of cash flows) for the fiscal years ending December 31, 1996 and December 31, 1997, and the Company's unaudited balance sheet as of March 31, 1998 and unaudited statement of income for the fiscal quarter ended March 31, 1998, copies of which are included in Schedule 3.06(a).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Taxes" shall mean all Taxes on or measured by net income, gross profits or net profits, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

          "Jacobson Non-Competition Agreement" shall mean a Non-Competition Agreement between Jacobson and the Purchaser dated the Closing Date in the form of Exhibit 6.08.

          "Intellectual Property Rights" shall mean Patents, Trademarks, Trade Names, copyrights, and confidential and proprietary shop drawings, industrial designs, inventions, trade secrets, and customer and supplier lists.

          "Multiemployer  Plan"  shall  mean  any  "multiemployer  plan" as defined in Section 4001(a)(3) of ERISA (i) which the Company maintains, administers, contributes to or is required to contribute to or under which the Company may incur any liability and (ii) which covers any employee or former employee of the Company.

          "Multiemployer Welfare Plan" shall mean any "employee welfare plan" which covers employees of more than one employer and to which the Company contributes or is obligated to contribute.

          "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed.

          "Permitted Encumbrances" shall mean, to the extent applicable, Encumbrances which (a) are liens for Taxes not yet due and payable,
     (b) do not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (c) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business or (d) relate to molds, equipment or similar assets owned by customers or third parties that are used by the Company in its operations.

          "Person" shall mean any natural person, corporation, limited liability company, unincorporated association, trust, partnership, joint venture or other entity.

          "Taxes" shall mean all taxes on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs, duties or similar assessments or charges, together with any interest and any penalties, additions to tax or additional similar amounts imposed by any taxing authority, domestic or foreign, with respect thereto.

          "Tax Returns" shall mean all returns, reports and statements relating to Taxes that are required to be filed with any appropriate domestic or foreign taxing authority.

          "Trade  Names" shall mean trade names  embodying  goodwill of the
     Company,   whether  or  not  registration  has  been  obtained  or  an application for registration is pending.

          "Trademarks" shall mean trademarks, service marks, brand names, brand marks, trade dress, logos and all other names and slogans associated with products of the Company, and all registrations thereof and pending applications therefor.

          "Trust Agreement" shall mean the Declaration of Trust, entitled "Harvey Jacobson Revocable Trust No. 2 dated March 1, 1998", made and entered into by Jacobson.

          1.02. Other Definitions. The following terms are defined in the sections indicated:

        Term                                                   Section

    "Adjusted Purchase Price                                      2.04
    "Arbitrator"                                                  2.04
    "Balance Sheet"                                               2.04
    "Benefit Plans"                                               3.13
    "Claims"                                                      8.04
    "Closing"                                                     2.03
    "Closing Date"                                                2.03
    "Closing Date Payment Amount:                                 2.02
    "Closing Working Capital"                                     2.04
    "COBRA"                                                       3.13
    "Current Assets"                                              2.04
    "Current Liabilities"                                         2.04
    "ERISA"                                                       3.13
    "Improvements"                                                3.08
    "Losses"                                                      8.02
    "Material Adverse Effect"                                     3.03
    "Notice of Disagreement"                                      2.04
    "Order"                                                       3.11
    "Purchase Price"                                              2.02
    "Real Property"                                               3.08
    "Shares"                                                      2.01
    "Statement"                                                   2.04

    "WC Amount"                                                   2.04
    "Working Capital"                                             2.04

          1.03. Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings given them in accordance with, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with, the Applicable Accounting Principles.

          1.04. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Unless otherwise specifically provided, all references to laws, rules regulations, agreements, Contracts, instruments, policies, interpretations, accounting standards, stock exchange rules or other governmental, judicial or quasi-governmental standards or determinations, or the standards or determinations of any applicable self-regulatory organizations, shall be deemed to be references to the same as currently in effect on the date hereof. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation".


                                 ARTICLE II

                             Purchase and Sale
                             -----------------

          2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, convey and deliver all the issued and outstanding capital stock of the Company (the "Shares") to Purchaser, and Purchaser agrees to purchase and accept the Shares from Seller, on the Closing Date.

          2.02. Closing Date Payment Amount. In consideration of the sale and transfer to Purchaser of the Shares on the Closing Date, Purchaser shall deliver to Seller on the Closing Date, by wire transfer of immediately available funds, the following (the "Closing Date Payment Amount"): (i) $269,000,000 (the "Purchase Price") plus or minus, as the case may be, (ii) an estimate, prepared by Seller and communicated to Purchaser at least five Business Days prior to the Closing Date, of any adjustments to the Purchase Price pursuant to Section 2.04.

          2.03. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the acquisition by Purchaser of the Shares (herein called the "Closing") shall take place at 10:00 a.m. at the offices of Roberts, Sheridan & Kotel, 12 East 49th Street, 30th Floor, New York, New York, on the later to occur of May 31, 1998 and the second Business Day following the date on which the conditions set forth in Articles VI and VII shall have been satisfied or waived, or such other time, date and place as the parties shall agree upon (the date of the Closing being herein referred to as the "Closing Date").

          2.04. Purchase Price Adjustments. (a) Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Statement"), setting forth Working Capital (as defined below) as of the close of business on the Closing Date ("Closing Working Capital"). Purchaser shall cause the Company and its employees to assist Seller and its representatives in the preparation of the Statement and shall provide Seller and its representatives access at all reasonable times to the personnel, properties, books and records of the Company for such purpose. Purchaser and its representatives may participate in the preparation of the Statement; provided, however, that Purchaser acknowledges that Seller shall have the primary responsibility and authority for preparing the Statement. At
     Purchaser's option and expense, a physical inventory shall be conducted by the Company on or before the Closing Date for the purpose of preparing the Statement, and each of Seller and Purchaser and their respective representatives shall have the right to observe the taking of such physical inventory. Any expense incurred by the Company in connection with the taking of such a physical inventory shall be for the account of Purchaser and shall not be reflected in determining Closing Working Capital. During the 30-day period following Purchaser's receipt of the Statement, Purchaser and its independent auditors will be permitted to review Seller's methodology and working papers relating to the Statement. The Statement shall become final and binding upon the parties on the thirtieth day following receipt thereof by Purchaser unless Purchaser gives written notice of any disagreement ("Notice of Disagreement") to Seller prior to such date. The Notice of Disagreement (if any) shall specify in reasonable and sufficient detail the nature of any disagreement so asserted and shall be accompanied by a certificate of Purchaser's independent auditors that they concur with each of the positions taken by Purchaser in the Notice of Disagreement. If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, Seller and Purchaser have not reached agreement on such matters, the matters which remain in dispute shall be submitted to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be Deloitte & Touche LLP, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Arbitrator shall render a decision resolving the matters in dispute within 30 days following their submission to the Arbitrator. The fees of the Arbitrator, if disagreements are submitted to the Arbitrator pursuant to this Section 2.04, shall be borne 50% by Purchaser and 50% by Seller.

          (b) The purchase price for the Shares shall consist of the Purchase Price plus the amount by which Closing Working Capital exceeds $21,086,000 (the "WC Amount") or minus the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). If the Closing Date Payment Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Payment Amount is more than the Adjusted Purchase Price, Seller shall, within 10 Business Days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

          (c) The term "Working Capital" shall mean Current Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities" shall mean current assets and current liabilities of the Company calculated on the same basis as reflected as line items on the Company's audited balance sheet (the "Balance Sheet") as of December 31, 1997 (included in the Historical Financial Statements). The parties hereto acknowledge and agree that the computation of Closing Working Capital will be done in a manner consistent with the methods used in the preparation of the Balance Sheet and that if disagreements should arise with respect to individual items of inclusion and/or exclusion, the governing principle will be that the adjustment contemplated by this Section 2.04 is intended to analyze the economic effects of a change in Working Capital from the date of the Balance Sheet to the Closing Date, and that such change can only be appropriately measured when the WC Amount and the Closing Working Capital are computed on the same basis (even if consistent treatment as such is not the best treatment or an appropriate treatment, in whole or in part, under the Applicable Accounting Principles).

          2.05. Further Assurances. From and after the Closing, upon written request from and at the expense of Purchaser, Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the Shares to Purchaser.

          2.06. Cordant Actions. Cordant agrees to provide Purchaser on the Closing Date with immediately available funds in the amount required for Purchaser to perform its obligations under Article II.


                                ARTICLE III

           Representations and Warranties of Seller and Jacobson
           -----------------------------------------------------

          Each of Seller and Jacobson represents and warrants to Purchaser as follows:

          3.01. Authority. Seller has the requisite power and authority under the Trust Agreement to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Jacobson has the requisite legal capacity to execute this Agreement and the other agreements and instruments to be executed and delivered by Jacobson pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Jacobson and constitutes, and such other agreements and instruments when duly executed and delivered by Jacobson will constitute, legal, valid and binding obligations of Jacobson enforceable against Jacobson in accordance with their respective terms. Jacobson hereby explicitly ratifies, adopts and acknowledges, as the sole beneficiary of Seller, the execution, delivery and performance of this Agreement by Seller. Except as set forth in
     Schedule 3.01, the execution and delivery by Seller and Jacobson of this Agreement and the execution and delivery by Seller and Jacobson of such other agreements and instruments and the consummation by Seller and Jacobson of the transactions contemplated hereby and thereby will not violate any law, or conflict with, or result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Seller pursuant to, the Trust Agreement, the corporate charter or by-laws of the Company or any material indenture, mortgage, lease, agreement or other instrument to which Seller or the Company is a party or by which Seller or the Company, or their respective properties or assets, are bound. No material approval, authorization, consent or other order or action of or filing with any Person or court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Seller or Jacobson of this Agreement or such other agreements and instruments or the consummation by Seller or Jacobson of the transactions contemplated hereby or thereby, except for the filing of a premerger notification report by Seller and the Company under the HSR Act and filings by the Company under the New Jersey Industrial Site Responsibility Act, and except as set forth in Schedule 3.01.

          3.02. Ownership of the Shares. Seller has good and valid title to the Shares, free and clear of any Encumbrances or restrictions whatsoever. The Shares are not subject to any voting trust agreement or other Contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than this Agreement.

          3.03. Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (a "Material Adverse Effect"). The Company is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company. Seller has made available to Purchaser true and complete copies of the Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of the Company.

          3.04. Capital Stock of the Company. The authorized capital stock of the Company consists of 2,500 shares of Common Stock having no par value, of which 225 shares, constituting the Shares, are duly authorized, validly issued and outstanding, fully paid and non-assessable. Seller is the sole registered holder of the Shares and Jacobson, as its sole beneficiary, is the sole beneficial owner of the Shares. No claim has been made or threatened to Seller or Jacobson asserting that any Person other than Seller (or Jacobson, as its beneficiary) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company. The Shares have not been issued in violation of, and are not subject to, any preemptive or subscription rights. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller, the Company or any Person is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of the Company, and there are not any equity securities of the Company reserved for issuance for any purpose.

          3.05. Other Equity Interests. Except as set forth on Schedule 3.05, the Company does not directly or indirectly own any capital stock of or other equity interest in any Person.

          3.06. Historical Financial Statements; No Undisclosed Liabilities. (a) The Historical Financial Statements, true and complete copies of which are included in Schedule 3.06, were prepared in all material respects in accordance with the Applicable Accounting Principles (except that the unaudited balance sheet as of March 31, 1998 and the unaudited statement of income for the first quarter ended March 31, 1998 do not include notes and are subject to year-end audit adjustment) and constitute fair and reasonable presentations of the financial position and results of operations of the Company, in all material respects, as of the dates and for the periods set forth therein. The Company does not have any known contingent or undisclosed obligations or liabilities which would be required in accordance with the Applicable Accounting Principles to be reflected in a currently prepared balance sheet, other than obligations or liabilities (i) that are reflected or disclosed in the Historical Financial Statements,
     (ii) that are  disclosed in this  Agreement or the  Schedules  hereto,
     (iii) that were incurred after December 31, 1997, in the ordinary course of business, or (iv) that are not material to the financial condition of the Company.

          (b)  The  pro  forma  income   statement   attached  as  Schedule
     3.06(b)(i) was prepared from the Company's financial records on a basis consistent with the preparation of the statement of income for the quarter ended March 31, 1998 that is included in the Historical Financial Statements, except as modified in accordance with the pro forma adjustments made thereto that are referenced in Schedule 3.06(b)(ii). The financial information included in Schedule 3.06(b)(i) (subject to the pro forma adjustments) and in Schedule 3.06(b)(ii) is accurate in all material respects on a pro forma basis.

          3.07 Absence of Material Adverse Changes.  Except as disclosed in
     Schedule 3.07, and excluding any macroeconomic changes or conditions in national or local economies affecting the business of the Company or its customers or suppliers generally, there have been no changes since December 31, 1997, through the date of this Agreement which in the aggregate have had or are reasonably likely to have a Material Adverse Effect. Except as disclosed in Schedule 3.07, since December 31, 1997, the Company has not:

               (i) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

               (ii) granted to any officer or plant manager any increase in compensation, or granted any material increase in compensation to the Company's other employees generally, except as required under existing agreements or in the ordinary course of business consistent with past practice;

               (iii) incurred any liabilities,  obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

               (iv)  cancelled  any  material   indebtedness  owed  to  the
          Company, other than in the ordinary course of business consistent with past practice;

               (v) made any material change in any method of accounting or accounting practice or policy;

               (vi) acquired by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

               (vii) sold, leased or otherwise disposed of or imposed any Encumbrance on any of its assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with past practice;

               (viii) entered into any material lease or license of real or personal property; or

               (ix) modified, amended or terminated any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business).

          3.08. Real Property and Improvements. Schedule 3.08 contains a list of all real property and interests in real property owned or leased by the Company (the "Real Property"). Except as set forth in
     Schedule 3.08, the Company has good and valid title in fee simple to the Real Property set forth in Schedule 3.08 as being owned by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances described in or incorporated by reference into Schedule 3.08. The uses for which the buildings, facilities, and other improvements located on the Real Property (the "Improvements") are zoned do not materially restrict, or in any manner materially impair, the use of the Improvements for purposes of the businesses of the Company as conducted on the date of this Agreement. The Company is the lessee of each of the leasehold estates set forth in Schedule 3.08 as being leased by it, and except as set forth in Schedule 3.08, is in possession of each of the premises purported to be so leased. Each such lease pursuant to which such leasehold estate is granted is valid and without any material default thereunder by the Company, or, to the knowledge of Seller, the landlord. Except as set forth in Schedule 3.08, there is no pending or, to the knowledge of Seller, threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the Improvements. There are no capitalized leases of real or personal property.

          3.09. Personal Property. Except as disclosed in Schedule 3.09 and except for assets disposed of in the ordinary course of business since December 31, 1997, the Company has good and valid title to the machinery, equipment and other tangible personal property reflected in the Balance Sheet as being owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances; and the Company is the lessee of all the leasehold estates pertaining to the machinery, equipment and other tangible personal property purported to be granted by the capitalized leases reflected in the Balance Sheet (if any). Each capitalized lease pursuant to which such leasehold estate is granted is valid and without any material default thereunder by the Company, or, to the knowledge of Seller, the lessor.

          3.10. Intellectual Property Rights. Schedule 3.10 lists all the Patents, Trademarks and Trade Names owned or licensed by the Company which are used in and are material to the Company's businesses. Except as otherwise disclosed in Schedule 3.10, the Company validly owns, beneficially and of record, all the Patents, Trademarks and Trade Names listed in Schedule 3.10, free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule 3.10, no action, claim, suit or proceeding has been brought against the Company or, to the knowledge of Seller, has been threatened against the Company with respect to any material Intellectual Property Rights used in the Company's businesses that challenge the Company's right to use such Intellectual Property Rights in the manner the Company currently uses such rights.

          3.11. Litigation. Except as disclosed in Schedule 3.11, there is no action, suit or proceeding involving more than $500,000 and there are no related actions, suits or proceedings each involving less than $500,000 but involving more than $2,500,000 in the aggregate, pending or, to the knowledge of Seller, threatened against the Company in any court, or before any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator (collectively, an "Order"), that materially affects the operation of the Company's businesses.

          3.12. Contracts. Except for the Contracts listed in Schedule 3.12, the Company is not a party to any (i) contract or agreement for the employment of any officer or employee or with any labor union or association; (ii) bonus, pension, profit-sharing, retirement, deferred compensation, incentive or supplementary compensation, percentage compensation, termination or severance pay, stock purchase, stock option, hospitalization, insurance or other plan providing employee benefits; (iii) material contract or agreement in which any Person who is an officer, director or stockholder or of the Company has a significant economic interest;
     (iv) contract or agreement relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money in excess of $100,000, excluding endorsements made for purposes of collection in the ordinary course of business; (v) material license or royalty agreement; (vi) material distributor, dealer, sales agency or advertising contract; (vii) material contract or agreement with any government or agency or instrumentality thereof; (viii) contract or agreement granting to any Person a preferential right to purchase any of its material assets, properties or rights or containing a covenant or other agreement not to compete; (ix) contract or agreement with respect to the transportation, removal or storage of any material amount of effluent, wastes, pollutants or other hazardous substances or materials; (x) any other material contract or agreement not made in the ordinary course of business. Except as disclosed in Schedule 3.12, each of the Contracts listed in Schedule 3.12 is valid and in full force and effect and, to the knowledge of Seller, the Company and each other party to any such Contract has performed all material obligations required to be performed by it thereunder, and, to Seller's knowledge, no other party to any such Contract has taken the position that such Contract is not enforceable against any such other parties by the Company.

          3.13. Benefit Plans. (a) Schedule 3.13 contains a list and brief description of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and any other material employee fringe benefit plans maintained, or contributed to, by the Company (all the foregoing being herein called "Benefit Plans"). The Company has made available to Purchaser true, complete and correct copies of
     (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required), (3) each trust agreement or other funding arrangement relating to any Benefit Plan (if applicable) and (4) copies of the acturial valuations and other reports set forth on Schedule 3.13.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. All the Benefit Plans, and the Company with respect thereto, are in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as disclosed in Schedule 3.13, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan that would result in material liability against the Company.

          (c) Except as disclosed in Schedule 3.13, all the Benefit Plans, as adopted or as they may have been amended, as, when and to the extent required, comply with the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984, the Retirement Equity Act of 1984 and the Tax Reform Act of 1986. Except as disclosed in Schedule 3.13, the Benefit Plans that are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Seller, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

          (d) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan and which could subject any employees of the Company, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Except as disclosed in Schedule 3.13, none of the Benefit Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto.

          (e) Each Benefit Plan subject to Title IV of ERISA has paid all premiums when due to the Pension Benefit Guaranty Corporation. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no Benefit Plan has an "accumulated funding deficiency" within the meaning of
     Section 412(a) of the Code as of the most recent plan year. The Company has made available to Purchaser the most recent actuarial report or valuation with respect to each Benefit Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary for use in preparing those reports or valuations was complete and accurate in all material respects and Seller has no reason to believe that the conclusions expressed in those reports or valuations are incorrect in any material respect.

          (f) Except to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company does not maintain, contribute to, or have any liability or obligation to contribute to any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees.

          (g) All contributions required to be made by the Company to each Multiemployer Plan and Multiemployer Welfare Plan have been made when due.

          (h) The Company is not a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, is not a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, and is not a member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code.

          (i) The execution of this Agreement and the consummation of the transaction contemplated hereby do not result in the acceleration or early vesting of any payments or benefits under any Benefit Plan or in the payment of any "excess parachute payments" within the meaning of
     Section 280G of the Code.

          3.14. Taxes. The Company has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns required to be filed by the Company through the date hereof and will timely file all Tax Returns required to be filed on or prior to the Closing Date, in each case, subject to applicable extensions. Except as disclosed in
     Schedule 3.14, no outstanding or unresolved deficiency for any Tax or claim for additional Taxes by any taxing authority has been proposed, asserted or assessed in writing against the Company and no audit, action, suit or claim is currently pending against the Company in respect of any Tax or assessment. Except as disclosed on Schedule 3.14, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Returns required to be filed by or with respect to the Company, and the Company has not requested any extension of time within which to file any Tax Return (with respect to Tax Returns that have not yet been filed). Except as disclosed on Schedule 3.14, the Company is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes or Tax benefits. For Federal Income Tax purposes the Company is an "S Corporation" as defined in Section 1361(a) of the Code and has been an S Corporation for each taxable year since December 31, 1987. In addition, the Company has taken all required steps to be taxed as an S Corporation under applicable state income Tax law in Ohio, Pennsylvania, Arizona and North Carolina.


          3.15. Environmental Matters. Except as set forth in Schedule 3.15, to Seller's knowledge: (i) the Company is in compliance in all material respects with all Environmental Laws applicable to it and its properties, (ii) the Company has obtained and is in compliance in all material respects with all Environmental Permits, and the sale of the Shares hereunder will not cause a termination of any such Environmental Permits, (iii) the Company does not generate, use, store, transport or dispose of any Hazardous Materials in the course of conducting its business operations in compliance in all material respects with all applicable Environmental Laws, (iv) neither the Company nor its Environmental Affiliates has caused, had or suffered any material spills, releases or threatened releases of Hazardous Materials at any of its Real Properties or Former Facilities or which affect any adjacent parcels of land, (v) all garbage, wastes, refuse, byproducts, Hazardous Materials and other potential contaminants produced by the Company in the course of conducting its business operations are and have been disposed of by properly licensed waste removal companies, or other third parties or governmental authorities, in compliance in all material respects with all requirements applicable to the Company under Environmental Laws regulating such activities, (vi) none of the Real Properties or Former Facilities (including the soil, subsoil and groundwater at or under such sites) contains any Hazardous Materials in amounts exceeding prescribed levels under any Environmental Laws which could require the Company or any Environmental Affiliate to incur any material clean-up or remediation expenses or liabilities not covered by insurance or other third party indemnities, (vii) there are no unregistered underground storage tanks located under any of the Real Properties or Former Facilities that are required to be registered under any applicable Environmental Laws, (viii) no notice has been received by the Company identifying the Company or any Environmental Affiliate as a
     "potentially responsible party", or requesting information under CERCLA or any similar state statutes, with respect to any current investigation, suit, proceeding or other regulatory activity of any applicable Federal or state environmental agency (whether with respect to the Company, any Environmental Affiliate, the Real Properties, the Former Facilities or otherwise), (ix) there are no pending or threatened investigations, suits, administrative actions, demands, claims, hearings or proceedings against the Company or any Environmental Affiliate alleging the violation of any Environmental Laws, (x) there are no consent decrees, orders, judgments or agreements with any Federal or state environmental agencies in effect that materially restrict the Company's operations, or the use of the Real Properties in connection with the Company's operations, as currently conducted and (xi) none of the Real Properties or Former Facilities is listed or proposed for listing on the National
     Priorities List or is listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, except in each case for violations of or exceptions to the foregoing which would not in the aggregate have or cause a Material Adverse Effect.

          3.16. Transactions with Affiliates. Since December 31, 1996, except as disclosed in Schedule 3.16, the Company has not purchased, acquired, leased or licensed any property or services from, or sold, transferred, leased or licensed any property or services to, any Affiliate, or any officer or director of the Company, other than on an arm's length basis in the ordinary course of business except where the amount involved (for individual matters or related matters) is less than $60,000.

          3.17. Insurance. Schedule 3.17 contains a list and description of all material policies of property, fire, liability, workers' compensation and all other types of insurance maintained by the Company. As of the date hereof, all such policies are in full force and effect and all premiums due thereon have been paid.

          3.18. Accuracy. To Seller's knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein not misleading.


                                 ARTICLE IV

          Representations and Warranties of Purchaser and Cordant
          -------------------------------------------------------

          Each of Purchaser and Cordant represents and warrants to Seller as follows:

          4.01.   Organization.   Each  of  Purchaser   and  Cordant  is  a
     corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          4.02. Authority. Each of Purchaser and Cordant has the full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Purchaser or Cordant pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser or Cordant to authorize such execution, delivery and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and Cordant and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser or Cordant will constitute, legal, valid and binding obligations of Purchaser and Cordant enforceable against Purchaser and Cordant in accordance with their respective terms. The execution and delivery by Purchaser and Cordant of this Agreement and the execution and delivery by Purchaser or Cordant of such other agreements and instruments and the consummation by Purchaser or Cordant of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser or Cordant pursuant to, the corporate charter or by-laws of Purchaser or Cordant or any indenture, mortgage, lease, agreement or other instrument to which Purchaser or Cordant is a party or by which their respective properties or assets are bound. No material approval, authorization, consent or other order or action of or filing with any Person or court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Purchaser or Cordant of this Agreement and the execution and delivery by Purchaser or Cordant of such other agreements and instruments or the consummation by Purchaser and Cordant of the transactions contemplated hereby or thereby, except for the filing of a premerger notification report by Purchaser and Cordant under the HSR Act and except as set forth in Schedule 4.02.

          4.03. Available Funds. Purchaser has available to it, without requiring the prior consent, approval or other discretionary action of any third party, cash to pay the full amount of the Purchase Price.

          4.04. No Legal Proceedings. There is no action, suit, order, judgment or proceeding pending or, to the knowledge of Purchaser or Cordant, threatened against or affecting Purchaser or Cordant that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on Purchaser's or Cordant's ability to perform any of its obligations hereunder or under any of the other agreements and instruments to be executed and delivered by Purchaser or Cordant in connection herewith.

          4.05. Securities Act of 1933. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933.

                                 ARTICLE V

                      Further Covenants and Agreements
                      --------------------------------

          5.01. Conduct of Business. Except as otherwise expressly provided herein, from and after the date of this Agreement and until the Closing, Seller and Jacobson will cause the Company to operate its business only in the ordinary course consistent with past practice in all material respects and will promptly notify Purchaser of any material adverse change in the business, assets, financial condition or results of operations of the Company. From the date hereof to the Closing, none of Jacobson, Seller nor the Company will take any action or engage in any transaction which would render the representations and warranties in Article III inaccurate in any material respect as of the Closing Date. In addition, except as set forth on Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, each of Jacobson and Seller will cause the Company not to do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld):

               (i) amend its Certificate of Incorporation or By-laws;

               (ii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

               (iii) grant to any officer or plant manager any increase in compensation or any severance or change of control benefits, or grant any material increase in compensation to the Company's other employees generally, except as may be required under existing agreements or in the ordinary course of business consistent with past practice;

               (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

               (v) cancel any material indebtedness owed to the Company, other than in the ordinary course of business consistent with past practice;

               (vi) make any material change in any method of accounting or accounting practice or policy;

               (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

               (viii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with past practice;

               (ix) enter into any lease of real property;

               (x) modify, amend or terminate any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business);

               (xi) make capital expenditures or purchases of machinery and equipment in excess of $1,000,000 in the aggregate;

               (xii)  enter  into  or  modify  any  collective   bargaining
          agreements; or

               (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

          5.02. Access; Information; Confidentiality. From the date hereof to and including the Closing Date, Jacobson, Seller and the Company shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser reasonable access, during normal business hours and with reasonable notice, to the offices, plants, properties, books and records of the Company in order that Purchaser may have the full opportunity to make such legal, financial, accounting and other reviews or investigations of the Company as Purchaser shall desire to make. Purchaser covenants and agrees, and shall cause each of its officers, employees, attorneys, accountants and other authorized representatives, to treat all information obtained or developed by them concerning the Company in accordance with the Confidentiality Agreement dated as of February 24, 1998 between Cordant and the Company. Purchaser also covenants and agrees to comply with all other confidentiality undertakings heretofore agreed to between Purchaser and Seller, its Affiliates or their representatives relating to the Company or the transactions contemplated by this Agreement.

          5.03. Consents and Conditions to Closing. From the date hereof to and including the Closing Date, each of the parties hereto agrees (i) to take all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) all consents, authorizations, orders, exemptions and approvals of any third parties, including governmental bodies, required to be obtained by it in connection with any of the transactions contemplated hereby; provided that no party shall be required to make any material payments or dispose of any material assets in order to obtain any such consents, authorizations, orders, exemptions or approvals, (ii) to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on or applicable to it with respect to the Closing (including furnishing all information required under the HSR Act) and (iii) to promptly cooperate with and furnish information to each other in connection with any such legal requirements. Seller and Purchaser each promptly (but in no event later than three Business Days) after the execution and delivery of this Agreement, shall file their completed premerger notification report under the HSR Act.

          5.04. Notification of Certain Matters. Seller shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller, as the case may be, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time between or including the date of this Agreement and the Closing

     Date, (ii) any knowledge of or discovery by the notifying party of the inaccuracy of any representation or warranty in any material respect by the non-notifying party contained in this Agreement and (iii) any failure of the non-notifying party to comply with or satisfy, in any material respect, any covenant condition or agreement to be complied with or satisfied by it under this Agreement. For purposes of this
     Section 5.04, Purchaser's and Cordant's knowledge or discovery shall mean the knowledge or discovery by any of the individuals listed on
     Schedule 5.04.

          5.05. Insurance. Seller agrees to keep, or cause the Company to keep, all insurance policies set forth in Schedule 3.17, or replacements thereof, in full force and effect through the close of business on the Closing Date. Purchaser agrees to keep, or to cause the Company to keep, the same or substantially similar insurance policies with regard to environmental risks, in full force and effect after the Closing Date until the later of the fifth anniversary hereof and the resolution of all indemnification claims under Section 8.02(b).

          5.06. Jacobson Name. Promptly following the Closing Date, Purchaser shall cause the Company to change its corporate name in its certificate of incorporation and eliminate all uses of the name "Jacobson" or its derivatives in all signage, correspondence, new Contracts, corporate names or registrations, assumed names, trademarks, tradenames, service marks or logos, in each case within 5 years after the Closing Date.

          5.07. Prohibition of Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of Jacobson and Seller shall not, and shall cause the Company and each of their respective directors, officers, shareholders, affiliates, agents,  advisers  and  other  representatives  (including  investment bankers) not to, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Purchaser and its directors, officers, shareholders, affiliates, agents, advisers and other representatives, concerning any sale of all or a portion of the Company's assets, any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Jacobson and Seller will immediately notify Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Purchaser of the terms of any proposal which it may receive after the date hereof in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

          5.08. Pay-Off of Debt. Jacobson and Seller shall take all action necessary to ensure that, as of the Closing Date, the Company shall not have any indebtedness for borrowed money, guarantees or agreements to guarantee any indebtedness for borrowed money.

          5.09. Related Party Obligations. Jacobson and Seller shall take all action necessary to ensure that, as of the Closing Date, the Company shall not have any obligations or any liabilities, directly or indirectly, to directors or other Affiliates. On or prior to the Closing Date, each of Jacobson and Seller shall have repaid all obligations owed by them (if any) to the Company in full.

          5.10. Resignation of Officers and Directors. On or prior to the Closing, Jacobson and Seller shall cause the Company to deliver to Purchaser evidence satisfactory to Purchaser of the resignation of all officers and directors of the Company (other than those individuals designated by Purchaser).


                                 ARTICLE VI

        Conditions Precedent to Obligations of Purchaser and Cordant
        ------------------------------------------------------------

          All obligations of Purchaser and Cordant to effect the Closing hereunder are, subject to the satisfaction, at the Closing, of each of the following conditions, any of which may be waived by Purchaser and Cordant:

          6.01. Opinion of Counsel. Purchaser shall have received the favorable opinions of Roberts, Sheridan & Kotel, a Professional Corporation, special New York counsel for Seller and Jacobson and Cavitch, Familo, Durkin & Frutkin Co., L.P.A., special Ohio counsel for Seller, addressed to Purchaser and dated the Closing Date, substantially in the forms of Exhibit 6.01.

          6.02. Performance by Seller. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or before the Closing shall have been complied with and performed in all material respects.

          6.03.  Representations  and Warranties.  The  representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing; provided that each of the representations and warranties which already are qualified by materiality must have been true and correct in all respects as of the Closing.

          6.04. No Injunctions. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the transactions contemplated by this Agreement; and the waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement, including any extensions of such waiting period, shall have expired or been terminated.

          6.05. Seller's Certificate. Purchaser shall have received from Seller, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate of Seller, dated the Closing Date, of Seller, confirming the satisfaction of the conditions set forth in Sections 6.02 and 6.03.

          6.06. Secretary's Certificate. Purchaser shall have received from the Company, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of the Company, certifying the Certificate of Incorporation and Bylaws of the Company.

          6.07. Consents. All material licenses, consents or permits from any governmental authority or other persons, including pursuant to the New Jersey Industrial Site Remediation Act, that are necessary for the consummation of the transactions contemplated hereby shall have been obtained.

          6.08. Ancillary Agreements. Jacobson shall have executed and delivered the Jacobson Non-Competition Agreement.

          6.09. Transfer of All Capital Stock. The transfer of the Shares to Purchaser hereunder shall constitute the transfer of 100% of the capital stock of the Company to Purchaser; provided that if Purchaser waives the condition set forth in this Section 6.09, Purchaser shall not be entitled to seek indemnification for a failure of this condition to the extent that Purchaser knows of such failure.


                                ARTICLE VII

         Conditions Precedent to Obligations of Jacobson and Seller
         ----------------------------------------------------------

          All obligations of Jacobson and Seller to effect the Closing hereunder are, subject to the satisfaction, at the Closing of each of the following conditions, any of which may be waived by Jacobson and Seller:

          7.01. Opinion of Counsel. Seller shall have received the favorable opinions of Daniel Hapke, Esq., general counsel for Cordant, and Latham & Watkins, counsel for Purchaser, addressed to Seller and Jacobson dated the Closing Date, substantially in the forms of Exhibit 7.01.

          7.02. Performance by Purchaser. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing shall have been complied with and performed in all material respects.

          7.03. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing; provided that each of the representations and warranties which already are qualified by materiality must have been true and correct in all respects as of the Closing.

          7.04. No Injunctions. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Shares pursuant to this Agreement; and the waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement, including any extensions of such waiting period, shall have expired or been terminated.

          7.05. Officer's Certificate. Seller shall have received from Purchaser, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of the President or any Vice President of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.02 and 7.03.

          7.06. Purchaser's Secretary's Certificate. Seller shall have received from Purchaser, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Purchaser, (i) certifying all documents evidencing the corporate actions of Purchaser authorizing the transactions contemplated hereby and the execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation and Bylaws of Purchaser and (iii) containing an incumbency certificate regarding the officers authorized to sign this Agreement and the other documents contemplated hereby.

          7.07. Cordant's Secretary's Certificate. Seller shall have received from Cordant, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Cordant, (i) certifying all documents evidencing the corporate actions of Cordant authorizing the transactions contemplated hereby and the execution, delivery and performance by Cordant of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation and Bylaws of Cordant and (iii) containing an incumbency certificate regarding the officers authorized to sign the Cordant Performance Guarantee and any other document contemplated hereby.

          7.08. Consents. All material licenses, consents or permits from any governmental authority or other persons, including pursuant to the New Jersey Industrial Site Remediation Act, that are necessary for the consummation of the transactions contemplated hereby shall have been obtained.

          7.09. Non-Competition Agreement. Purchaser shall have executed and delivered the Jacobson Non-Competition Agreement, and shall have made the payment to Jacobson required thereunder.


                                ARTICLE VIII

                        Survival and Indemnification
                        ----------------------------

          8.01. Survival of Representations, Etc.; Exclusive Remedies. The representations, warranties, covenants and agreements contained in
     this  Agreement,   and  in  any
     agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, but subject to all limitations and other provisions contained in this Agreement (including Section 8.05). The representations and warranties contained in this Agreement are exclusive and the parties hereto confirm that they have not relied upon any other representation or warranty as an inducement to enter into this Agreement and the transactions contemplated hereby (even though information not represented and warranted to may have been, or may hereafter be, given to or obtained or developed by one or both of the parties hereto pertaining to the Company, the transactions contemplated hereby or otherwise). Subject to the next sentence hereof, the remedies contained in this Article VIII shall be the sole recourse of the parties hereto and their respective Affiliates for all losses, liabilities, claims, damages or expenses related to or arising, directly or indirectly, out of this Agreement, the transactions contemplated hereby or otherwise arising at law, under any statute or in equity, and each party hereto has waived any and all rights, claims, causes of action and other remedies it or its Affiliates may have against the other relating to the subject matter of this Agreement other than the remedies expressly provided in this
     Article VIII. No party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law or fraud is proven on the part of a party by another party hereto. The right to indemnification or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

     8.02. Indemnification by Seller and Jacobson. (a) Subject to the other provisions of this Article VIII, Seller and Jacobson, jointly and severally, hereby agree to indemnify and hold Purchaser and its Affiliates, officers, directors, employees, agents and representatives harmless from and against any and all claims, demands, orders, allegations, actions, damages, liabilities, including liabilities arising under principles of strict or joint and several liability, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation (collectively, "Losses"), arising out of, based upon or caused by (i) the inaccuracy of any representation or the breach of any warranty of Seller or Jacobson contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller or Jacobson pursuant to this Agreement or (ii) any breach or nonperformance by Seller or Jacobson of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller or Jacobson pursuant to this Agreement; PROVIDED, HOWEVER, that Purchaser and its Affiliates and their respective, officers, directors, employees, agents and representatives shall be entitled to indemnification under
     Section 8.02(a)(i)  or Section  8.02(a)(ii) due to a breach of Section
     5.01 only if and to the extent the aggregate amount of all Losses indemnified against under Section 8.02(a)(i) or Section 8.02(a)(ii) due to a breach of Section 5.01 shall exceed $1,000,000, and in no event shall such indemnification exceed in the aggregate $10,000,000;

     provided that the limitation set forth in this Section 8.02(a) shall not apply to a breach of Seller's obligation to transfer 100% of the capital stock of the Company to Purchaser at the Closing; PROVIDED FURTHER, HOWEVER, that any indemnification relating to Taxes or
     Section 3.14 shall be governed solely by Article IX and any indemnification relating to Environmental Laws, Hazardous Materials or
     Section 3.15 shall be governed solely by Section 8.02(b), and accordingly no claims may be made in respect of such matters or the representations and warranties set forth in such Sections under this
     Section 8.02(a).

          (b) Special Environmental Indemnification. Subject to the other provisions of this Article VIII, Seller and Jacobson hereby agree to indemnify and hold Purchaser and its Affiliates, officers, directors, employees, agents and representatives harmless from and against any Environmental Losses only on the terms and subject to conditions as follows: (i) for aggregate Environmental Losses up to $2,000,000, there shall be no indemnification obligation of Seller and Jacobson under this Article VIII; (ii) for aggregate Environmental Losses incurred prior to the fifth anniversary of the Closing Date in excess of $2,000,000 but less than $6,000,000, there shall be full indemnification by Seller and Jacobson for such excess amounts pursuant to this Article VIII; (iii) for aggregate Environmental Losses incurred prior to the fifth anniversary of the Closing Date in excess of $6,000,000 but less than $10,000,000, there shall be indemnification for such excess amounts by Seller and Jacobson under this Article VIII limited to 50% of such Environmental Losses in excess of $6,000,000 and (iv) for aggregate Environmental Losses in excess of $10,000,000, or any Environmental Losses incurred after the fifth anniversary of the Closing Date, there shall be no indemnification obligation of Seller and Jacobson under this Article VIII or otherwise. The obligations set forth in this Section 8.02(b) shall be limited to amounts paid to third parties or reimbursement to the Company for such amounts, in each case as specifically described in the definition of Environmental Losses; PROVIDED, HOWEVER, that with respect to products or services delivered or performed prior to the fifth anniversary of the Closing Date, the obligations set forth in this 8.02(b) shall be available even after the fifth anniversary of the Closing Date so long as the expenses for such products or services are paid in the ordinary course thereafter within the customary billing cycles of the applicable third party.

          8.03. Indemnification by Purchaser and Cordant. Subject to the other provisions of this Article VIII, Purchaser and Cordant each hereby jointly and severally agree to indemnify and hold Jacobson, Seller, their Affiliates and their respective officers, directors, employees, agents and representatives harmless, from and against any and all Losses arising out of, based upon or caused by (i) the inaccuracy of any representation or the breach of any warranty of Purchaser or Cordant contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement, (ii) any breach or nonperformance by Purchaser or Cordant of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser or Cordant pursuant to this Agreement, (iii) Purchaser's ownership of the Company or the operations of the Company after the Closing Date or (iv) any failure by the Company after the Closing Date to perform and discharge all its obligations under any Contracts or other undertakings that were in effect and known to Purchaser prior to the Closing Date. In the event any claims are asserted against any current or former shareholders (direct or indirect), officers, directors or employees of the Company in respect of Environmental Losses, Purchaser and the Company shall indemnify and hold harmless such shareholders, officers, directors and employees, subject to the provisions of Section 8.02(b) that may render Seller (rather than Purchaser and the Company) liable for some or all of such Environmental Losses.

          8.04. Notice;  Cooperation;  Defense;  Etc. The indemnified party agrees to give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement; PROVIDED, HOWEVER, that failure to give such notification after such notice is required shall not adversely affect the indemnified party's entitlement to indemnification hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall take all reasonable or necessary steps to resolve, defend or cooperate in the defense of such Claims, including retaining and providing to the indemnifying party all documents, records and other information that may be relevant to such Claims and making employees available to the extent reasonably requested to fully cooperate in the resolution or defense of such Claims and provide any additional information (including explanations and interpretations of any other materials or information provided) that they are able to provide with respect thereto. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim and, with respect to any Claim that is not likely to result in the indemnified party's becoming subject solely to injunctive or other similar relief, the indemnifying party shall have the sole right (but not the obligation) to defend, settle or otherwise dispose of such Claim on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend any Claim if it has theretofore elected to exercise its sole right to defend, settle or otherwise dispose of such Claim.

          8.05. Time Limitations; Recoverable Damages. Except as may elsewhere be specifically provided, representations, warranties, covenants and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, the obligation of Seller or Jacobson to indemnify or otherwise hold harmless Purchaser, or its Affiliates or any of their respective officers, directors, employees, agents or representatives (i) for any Losses arising out of, based upon or caused by the inaccuracy of any representation or the breach of any warranty which survives the Closing shall, except as otherwise provided in the next sentence, terminate at 11:59 p.m., New York City time, on the first anniversary of the Closing Date, (ii) for any Environmental Losses pursuant to Section 8.02(b) shall, except as otherwise provided in the next sentence, terminate at 11:59 p.m., New York City time, on the fifth anniversary of the Closing Date, (iii) for any Losses relating to Taxes or Section 3.14 shall survive as set forth in Article IX and (iv) for any Losses resulting from the breach of Seller's obligations to transfer 100% of the capital stock of the Company to Purchaser shall survive until the expiration of the applicable statute of limitations. Claims (with all relevant and necessary information and particulars to support such Claims) properly made in accordance with the provisions of this Article VIII on or prior to the expiration of the applicable survival period specified above may continue to be asserted and shall be indemnified against by Seller (subject to any other applicable limitations herein), but such Claims may not be supplemented, expanded, amended or modified after the expiration of such time period in a manner that fundamentally changes the Claim without the prior written consent of Seller. Any amounts required to be paid as damages or indemnification by Seller or Jacobson hereunder shall be limited to the actual, reasonable, direct and reasonably foreseeable damages sustained by the indemnified party with respect to the Claim in question, net of available insurance (which the Company and the indemnified party shall use their best efforts to pursue at the Company's expense) except that, in the event that the Losses would have been within the scope of coverage provided in an insurance policy that the Company had in effect at the Closing Date ("Applicable Insurance Coverage") and, at the time the Company suffers the Losses, Purchaser or the Company carries Applicable Insurance Coverage (or comparable insurance) with a higher deductible than that carried by the Company for such Applicable Insurance Coverage on the Closing Date, or if Purchaser and the Company have no Applicable Insurance Coverage (or comparable insurance), then the amount of indemnification hereunder shall be reduced by (a) an amount equal to the excess, if any, of (i) the amount of the higher deductible or the amount of the indemnification claim, whichever is less, over (ii) the amount of the Closing Date deductible or (b) if Purchaser and the Company have no Applicable Insurance Coverage (or comparable insurance), the amount of the indemnification claim in excess of the Closing Date deductible, respectively. In no event shall any damages or indemnification be claimed, assessed or required to be paid by Seller or Jacobson in respect of any actual or alleged lost profits, lost opportunities or other consequential or speculative damages sustained by Purchaser, its Affiliates or their respective officers, directors, employees, agents or representatives. Subject to the foregoing, the term "Losses" is not limited to matters asserted by third parties if the indemnified party can otherwise prove and calculate its damages in the absence of a third party claim, and accordingly payments by an indemnitee shall not be (except in the case of claims under Section 8.02 (b)) a condition precedent to recovery if damages can be otherwise proven.


                                 ARTICLE IX

                                   Taxes
                                   -----

          9.01. Taxes. (a) Allocation of Responsibility. From and after the Closing Date, Seller shall pay (or indemnify Purchaser with respect to) (without duplication of amounts otherwise payable) any Taxes (excluding any penalties arising from any act or omission by Purchaser or, after the Closing, the Company) payable by the Company, including any Taxes, other than Taxes that are subject to Section 9.02, that may arise by reason of an election under Section 338(h)(10) of the Code (or any similar provision under any state or local law, or in the case of New Jersey in respect of a deemed Section 338 election) (i) for all taxable periods ending on or prior to the Closing Date, and (ii) for all taxable periods beginning on or prior to the Closing Date and ending after the Closing Date, for that portion of any such taxable period up to and including the Closing Date, determined in the manner provided in Section 9.01(m) and (iii) payable as a result of any breach of any representation or warranty in Section 3.14 or any covenant made by Seller in this Article IX. Notwithstanding anything to the contrary in this

     Agreement, no payment will be made hereunder by Seller with respect to Taxes which have been paid by Seller or the Company on or prior to the Closing Date. After the Closing Date, the Company and Purchaser shall be responsible for all Taxes of the Company which are not expressly described as being the responsibility of Seller in the first sentence of this Section 9.01(a). Any Taxes payable by Seller pursuant to this
     Section 9.01(a) shall be paid within thirty days following Purchaser's request therefor or, if Seller contests the assessment of such Taxes, Seller shall wire transfer funds to Purchaser for value no later than 3 days before such payments are due (after giving effect to available extensions or suspension periods arising from the initiation of the contest). In the event Purchaser has withheld a portion of the Purchase Price to pay such Tax obligations in accordance with Section 9.01(k), Purchaser shall give Seller credit for such withholding when making any claim for reimbursement. The withheld amounts shall be placed in a tax payment account pursuant to a Tax Payment Agreement in accordance with Section 9.01(k) and shall be disbursed in accordance with the terms of such Tax Payment Agreement.

          (b) Returns. Seller (and after the Closing Date, Purchaser) shall cause the Company to prepare and file all required Federal, state, local and foreign Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date and pay all Taxes required to be paid for periods covered by such Tax Returns. Purchaser shall cause the Company to prepare and file all other Tax Returns required of the Company (including all required information reporting returns), shall cause to be paid all Taxes with respect to, and shall cause to be reported on such Tax Returns any transactions by or relating to, the Company occurring after the Closing Date. Any such Tax Returns shall, insofar as they relate to the Company, be on a basis consistent with the last such Tax Returns that have been filed in respect to the
     Company (subject to the provisions of Section 9.01(f)). Notwithstanding the foregoing, Seller and Jacobson shall have the right to prepare and file, or cause to be prepared and filed, all U.S. federal, state and local income Tax Returns of the Company for all periods ending on or prior to, or that include, the Closing Date and no such income Tax Returns shall be subsequently amended or refiled without the prior written consent of Seller or Jacobson. In addition, Purchaser and the Company shall not refile or amend any Tax Return in any manner which would result in additional liability to Seller or Jacobson under this Agreement or otherwise, without Seller's or Jacobson's prior written consent.

          (c) Subsequent Adjustments. Seller shall be entitled to retain, or receive immediate payment from the Company of any Tax refunds
     (including refunds arising by reason of amended Tax Returns filed after the Closing Date) or credit of Federal, state, local or foreign Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Company, that were paid with respect to a period ending on or prior to the Closing Date (whether or not constituting the close of a taxable year) (or a pro rata portion thereof for periods that include but do not end on the Closing Date). The Company shall be entitled to the benefit of any refunds or credit of Federal, state, local or foreign Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to it that were paid with respect to a period after the Closing Date (or a pro rata portion thereof for periods that include but do not end on the Closing Date). Purchaser and Seller agree to cooperate, and Purchaser agrees to cause the Company to cooperate with Seller, with respect to claiming any refund referred to in this Section 9.01(c), including providing Seller or Purchaser, as the case may be, with information that could constitute a reasonable basis for claiming such a refund when requested to do so, providing all relevant information available to Seller or Purchaser (through the Company or otherwise), as the case may be, with respect to any such claim, filing and diligently pursuing such claim (including by litigation, if appropriate), paying over to Seller or the Company, as the case may be, and in accordance with this provision, any amount received by Purchaser, the Company or Seller, as the case may be, with respect to such claim, and consulting with the other party prior to agreeing to any disposition of such claim. The party that is to enjoy the economic benefit of a refund under this
     Section 9.01(c) shall bear the expenses of the other party reasonably incurred in seeking such refund.

          (d) Cooperation. Purchaser and Seller mutually agree to cooperate fully with each other with respect to the preparation of all Tax Returns, the filing and prosecution of any Tax claims, the furnishing of any document, record or other relevant information relating to any Tax liability or refund and all other Tax matters, and to keep each other advised as to any issue relating to Taxes which would have any bearing on the other party's responsibilities pursuant to this Section 9.01.

          (e) Election. Purchaser and Seller agree to make a joint election under Section 338(h)(10) of the Code in accordance with Treas. Reg. ss 1.338(h)(10)-1(d) on Internal Revenue Service Form 8023 and to make a joint election under any corresponding state, local or foreign tax law (the "Election") with respect to the purchase and sale of the stock of the Company within 60 days after the Closing Date. Purchaser and Seller agree that, except as set forth in Section 9.02, Seller shall have sole liability for all Taxes that arise from the actual sale of the shares of the Company or the deemed sale of the assets of the Company occurring as a result of the Election, including, but not limited to Taxes payable by the Company to any federal, state, local or foreign jurisdiction as a result of the Election. In addition, Purchaser and Seller agree to provide the other with all necessary information to permit the Election to be made. In connection with the Election, Purchaser and Seller shall mutually determine (i) the amount of the modified aggregated deemed sales price ("MADSP") of the shares
     of  the  Company   (within  the   meaning  of  Treas.   Reg.   Section
     1.338(h)(10)-1(f)) and (ii) based on the fair market value of the assets of the Company, as determined under Section 9.01(i), the proper allocation of the MADSP among the assets of the Company in accordance with Treas. Reg. Section 1.338(h)(10)-1(f). The allocations referred
     to  in  the   preceding   sentence  are  referred  to  herein  as  the
     "Allocations." Purchaser and Seller will calculate the gain or loss, if any, in a manner consistent with the Allocations, and Purchaser and Seller will not take any position inconsistent with the Allocations in any Tax Return (subject to appropriate adjustments pursuant to Treas. Reg. ss 1.338(h)(10)-1(f)(4)).

          (f) Conduct of Business. On and after the Closing Date, as to matters which could affect the Company's Tax Returns with respect to the Closing Date or the periods prior thereto, Purchaser shall cause the Company to file Tax Returns of the Company for taxable periods ending after the Closing Date in a manner that is consistent with past practices, unless the Purchaser reasonably determines that it is required by law to do otherwise. In the event that Purchaser makes such a determination, Purchaser shall consult with Seller or Jacobson prior to filing any additional Tax Returns with regard to any changes from past practices and Seller and Jacobson shall have the opportunity to demonstrate that such change is not required by law.

          (g) Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, (i) each party shall (and Purchaser shall cause the Company to), upon the request and at the expense of the other, permit the other party and its representatives full access at all reasonable times to the books and records, including Tax Returns, of the Company which are in the possession of the party to whom the request is made, and (ii) each party shall execute (and Purchaser shall cause the Company to execute) such documents as the other party may reasonably request to enable the other party to file any required reports or Tax Returns (including amended Tax Returns) relating to the Company. Neither party shall dispose (or allow the disposal) of such books and records (i) at any time without the other party's consent, in the case of books and records pertaining to acquisition of equipment prior to the Closing, and (ii) with respect to all other such books and records, during the six-year period beginning with the Closing Date without the other party's consent. For the three-year period directly following the expiration of such six-year period, either party may dispose (or allow the disposal) of such other books and records at any time upon giving 60 days prior written notice to the other party, unless the other party agrees to take possession of such books and records within 60 days at no expense to the other party seeking to dispose of such other books and records. Thereafter, either party may dispose of such other books and records without notice to the other.

          (h) Fair Market Values. Purchaser and Seller have in good faith agreed on the fair market values (as of the end of the Closing Date) of the assets of the Company, which fair market values are set forth on Exhibit 9.01(h). No party shall file any Tax Return (including amendments) or report inconsistent with such determination.

          (i) Clearance Certificates. Seller shall use commercially reasonable efforts to provide Purchaser with a clearance certificate or similar document requested by Purchaser, on or before the Closing Date, which may be required by any State taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

          (j) Withholding For Taxes. Purchaser shall withhold from the Purchase Price payable at Closing any amounts it is required to withhold under state law and for which a clearance certificate has not been obtained on or prior to the Closing Date, as well as any amounts payable by the Company to any state or local jurisdiction as a result of the Election, and Purchaser shall deposit such amount in a tax payment account governed by the Tax Payment Agreement to be entered into substantially in the form attached hereto as Exhibit 9.01(j).

          (k) Waiver of Inadvertent Termination. Seller agrees to cooperate fully and take any steps necessary to obtain a waiver of any inadvertent termination of the election under Code Section 1362(f) or similar state election by the Company, if it is determined after the Closing that such election(s) was not valid or was terminated prior to Closing.

          (l) Successors. For purposes of this Article IX, all references to the Purchaser, the Seller, the Shareholder and the Company include successors.

          (m)  Allocation  of Taxes.  For purposes of Section 3.14 and this
     Article IX, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (a) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and
     (b) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended as of the end of the Closing Date.

          9.02. Transfer Taxes. Purchaser shall be responsible for all transfer and similar Taxes assessed or payable in connection with the Transfer of the Shares (or deemed transfer of assets by reason of an actual or deemed election under Section 338 or Section 338(h)(10) of the Code) pursuant to this Agreement.

          9.03 Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be considered to be adjustments to the Purchase Price.

          9.04 Survival and Indemnification. The covenants and agreements of the parties contained in this Article IX and the representations and warranties contained in Section 3.14 shall survive the Closing and shall remain in full force and effect until ninety (90) days following the expiration of the applicable statutes of limitations with respect to any Taxes that would be indemnifiable under this Article IX. The procedures set forth in Section 8.04 shall apply to any claims made by the parties to this Agreement pursuant to this Article IX. Seller shall indemnify and hold harmless Purchaser and the Company against any and all Losses as a result of, or arising out of, any breach of representation or warranty in Section 3.14 or any covenant made by Seller in this Article IX, provided, however, that, subject to the next sentence hereof, Purchaser shall be entitled to indemnification under this Article IX only if and to the extent that the aggregate amount of claims made under this Article IX exceeds $500,000 and in no event shall the indemnification obligation of Seller under this
     Article IX exceed $10,000,000 in the aggregate. Seller and Purchaser agree that the deductible and limitation on liability set forth in the immediately preceding sentence do not apply to claims relating to the Election. Purchaser shall indemnify and hold harmless Seller against any and all Losses as a result of or arising out of any breach of any covenant (without limiting the ability to enforce such covenant directly) made by Purchaser in this Article IX and shall reimburse Seller upon demand (or credit Seller against amounts otherwise then payable by Seller pursuant to this Agreement, if any) for any overpayments that may have been made (including overpayments of estimated amounts, payments made by Seller, the Company or Jacobson directly as a result of a direct claim by or obligation to a Tax authority that should have been subject to the above deductible or limitation on liability, amendments to Tax Returns or other similar circumstances). Notwithstanding anything to the contrary in this Agreement, to the extent that the provisions contained in this Article IX conflict with any provision of Article VIII hereof, the provisions contained in Article IX shall control. The remedies contained in this
     Article IX shall be the sole recourse of the parties hereto and their respective Affiliates for all losses, liabilities, claims, damages or expenses related to or arising, directly or indirectly, out of or relating to Taxes, Section 3.14 and this Article IX, the transactions contemplated hereby or otherwise arising at law, under any statute or in equity, and each party hereto has waived any and all rights, claims, causes of action and other remedies it or its Affiliates may have against the other relating to the subject matter of the foregoing other than the remedies expressly provided in this Article IX.


                                 ARTICLE X

                               Miscellaneous
                               -------------

          10.01. Brokers. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker", "finder", financial adviser or similar Person in respect of any of the transactions contemplated hereby, with the exception of Chase Securities Inc. with respect to Seller (and who shall be paid by the Company at or prior to Closing) and except for Morgan Stanley & Co. Incorporated with respect to Purchaser (and who shall be paid by Purchaser). Purchaser agrees to indemnify Seller against, and hold it harmless from, and Seller agrees to indemnify Purchaser against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

          10.02. Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements. The fees and expenses of Roberts, Sheridan & Kotel, a Professional Corporation, counsel to Seller, shall be paid by the Company at or prior to Closing. Any sales, transfer, stamp or other Taxes or fees applicable to the conveyance and transfer to Purchaser of the Shares (but excluding any Income Taxes arising as a result of the transactions contemplated by this Agreement), shall be borne and paid by Purchaser. The provisions of this Section shall survive any termination of this Agreement.

          10.03. Preservation of Records. Purchaser covenants and agrees to cause the Company to preserve and maintain all records relating to safety and environmental matters (including environmental audits and assessments, waste disposal manifests, safety inspection reports, correspondence and notices from third parties and governmental agencies, etc.) and product liability matters (including product history files, purchase orders, drawings and designs, patent infringement indemnification agreements, product instruction and labeling materials, etc.) until such time as all statutory limitations periods have run with respect to such matters and no claims can be asserted against Seller, the Company or the Company's officers, directors, employees, agents or representatives with respect thereto. During the period such records are so required to be preserved and kept, Seller and its Affiliates, beneficiaries, representatives and successors shall, on reasonable prior notice, have reasonable access thereto during normal business hours to examine, inspect and copy the same; provided, however, that Seller shall be obligated to maintain the confidentiality of any information provided under this section on the same basis as Purchaser is obligated to maintain confidentiality of information under Section
     5.02 (i.e., as if Seller rather than Purchaser was party to the February 24, 1998 confidentiality agreement).

          10.04. Amendments and Waivers. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

          10.05. Transferability. The respective rights and obligations of each party hereto shall not be assignable by either such party without the written consent of the other party hereto (and any purported assignment without such written consent shall be void and of no effect). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assignees and personal representatives, estates and heirs.

          10.06. Termination. Purchaser or Seller may terminate this Agreement if the Closing has not occurred on or prior to December 31, 1998; PROVIDED, HOWEVER, that any party that has failed to perform any covenant hereunder, which failure has resulted in the failure of a condition in Articles VI or VII, shall not be entitled to terminate this Agreement except with the prior written consent of the other party hereto. In the event of the termination of this Agreement, none of the parties shall have any obligation or liability of any nature whatsoever to the other party hereto, and all expenses incurred by any party hereto shall be for its own account, except for the obligations of Purchaser in Section 5.02 which shall survive the termination and except as may otherwise be specifically provided in this Agreement; PROVIDED, HOWEVER, that notwithstanding any termination of this Agreement, no party hereto shall be deemed to have waived any rights it may have arising from the breach of this Agreement or any provision contained herein by the other party hereto and such rights shall specifically survive any such termination of this Agreement.

          10.07. Notices. Any notice, request or other document to be given hereunder to a party hereto shall be effective when received and shall be given in writing and delivered in person or sent by hand delivery or overnight courier, as follows:

                  If to Purchaser, addressed to it at:

                  Cordant Technologies Inc.
                  2475 Washington Boulevard

                  Ogden, Utah  84401-2398
                  Attention of Daniel Hapke, Jr.

                  with a copy to:
                  Latham & Watkins
                  505 Montgomery Street, Suite 1900
                  San Francisco, CA  94111-2562
                  Attention of Scott R. Haber, Esq.;

                  If to Seller, addressed to it at:

                  Jacobson Mfg. Co. Inc.
                  1404 IH-35 East
                  New Braunfels, Texas 78130
                  Attention:  Mr. Harvey Jacobson;

                  with a copy to:

                  Jacobson Mfg. Co. Inc.
                  530 North Michigan Avenue
                  Kenilworth,  NJ  07033
                  Attention:  Mr. Charles Sundstrom;

                  and with a further copy to:

                  Roberts, Sheridan & Kotel,
                  a Professional Corporation
                  12 East 49th Street
                  New York, NY  10017
                  Attention: Todd Roberts, Esq.

     Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

          10.08. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws doctrines). The parties agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the United States of America sitting in the Borough of Manhattan in the City of New York or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of New York sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

          10.09. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          10.10. Section Headings. The section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.11. Disclosure. The information set forth in the Schedules to this Agreement is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute and shall not be construed as constituting, representations or warranties of the party to which such Schedules relate except as and to the extent provided in this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material for purposes of the specific provisions of this Agreement to which such information relates. Information included in the Schedules that is not required to be so included under the specific provisions of this Agreement shall be deemed to be included for information purposes only and information of a similar nature need not be included elsewhere (in the Schedules or otherwise), at the discretion of the party providing such information. Any information disclosed by a party in any Schedule shall be deemed to be disclosed in all the Schedules of such party and for all purposes under this Agreement to the extent the specific provisions of this Agreement require such disclosure.

          10.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original,
     but  all  of  which  together  shall   constitute  one  and  the  same
     instrument.

          10.13. Entire Agreement. Except in the case of any confidentiality agreements or undertaking referenced in Section 5.02, this Agreement, together with the schedules and exhibits and the agreements, certificates and instruments delivered pursuant hereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings (written and oral) between the parties hereto, relating to the subject matter hereof.

          10.14. Publicity. No party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties (which will not be unreasonably withheld or delayed), except as may be required by law or the regulations of any securities exchange.

          10.15. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement, and no Person shall assert any rights as a third party beneficiary hereunder.

          10.16. Knowledge. Any reference to Seller's knowledge or the knowledge of Seller shall mean the knowledge, after reasonable investigation and inquiry, of Harvey Jacobson, Paul Parker and/or Charles Sundstrom.

          10.17. Specific Performance. The Company and Seller agree that Purchaser will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to enforce specifically the performance by Jacobson or Seller under this Agreement, and Jacobson and Seller agree to waive the defense in any such suit that Purchaser has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The specific performance remedy described in this Section 10.17 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Purchaser may elect to pursue.

          10.18. Cordant Guarantee. Cordant hereby fully guarantees to Seller and Jacobson the full and timely performance of Purchaser's obligations under this Agreement on the terms and subject to the conditions set forth herein.

          10.19. Jacobson Guarantee. Jacobson hereby fully guarantees to Purchaser and Cordant the full and timely performance of Seller's obligations under this Agreement on the terms and subject to the conditions set forth herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                     HUCK INTERNATIONAL, INC.


                     By:  /s/ D. S. Hapke, Jr.
                          Name: Daniel S. Hapke, Jr.
                          Title:Authorized Signature



                     HARVEY JACOBSON, as trustee of the Harvey Jacobson Revocable Trust No.2, u/a/d March 1, 1998,




                    By:  /s/ H. Jacobson
                         Name:  Harvey Jacobson
                         Title:  Trustee



                         /s/ H. Jacobson
                         HARVEY JACOBSON



                       CORDANT TECHNOLOGIES INC.


                       By:  /s/  D. S. Hapke, Jr.
                            Name:   Daniel S. Hapke, Jr.
                            Title:  General Counsel


Agreed and acknowledged as to
Sections 5.01, 5.02 and 5.03 only:

JACOBSON MFG. CO. INC.


By: /s/ H. Jacobson
      Name:  Harvey Jacobson
      Title:  Chairman